Exhibit 99.(d)(5)

FORM OF

KOTAK INDIA MULTI-CAP FUND

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

This Investment Advisory and Management Agreement (the “Agreement”) is made and entered into as of                          , 2008, between Financial Investors Trust, an open-end series management investment company organized as a Delaware statutory trust (the “Trust”), on behalf of Kotak India Multi-Cap Fund (the “Fund”), a series of the Trust, and Kotak Mahindra (UK) Ltd., a corporation organized under the laws of the United Kingdom (the “Adviser”).

WHEREAS the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS the Trust desires to retain the Adviser, and the Adviser is willing to serve, as the Fund’s investment adviser with full discretion to manage the investments of the Fund, subject to and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Trust and the Adviser agree as follows:

1.             Employment of the Adviser. The Trust hereby employs the Adviser to manage the investment and reinvestment of the Fund’s assets in the manner set forth in Section 2(A) of this Agreement and to provide the other services set forth in Section 2 of this Agreement, subject to and in accordance with this Agreement and the investment objectives, policies and restrictions set forth in the prospectus and statement of additional information contained in the Fund’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”) currently in effect and as supplemented and/or amended from time to time (respectively the “Registration Statement,” the “Prospectus” and the “SAI”).  The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

2.             Obligation of and Services to be Provided by the Adviser. The Adviser undertakes to provide the services hereinafter set forth and to assume the following obligations:

A.            Investment Advisory & Management Services.

(1)           The Adviser shall have overall supervisory responsibility for the general management and investment of the Fund’s assets and securities portfolio subject to and in accordance with the investment objectives, policies and restrictions of the Fund set forth in its Prospectus and SAI, and any directions which the Fund’s Trustees may issue to the Adviser from time to time.

(2)           The Adviser shall provide overall investment programs and strategies for the Fund, shall revise such programs as necessary and shall monitor and report periodically to the Trustees concerning the implementation of the programs.

(3)           Subject to the supervision and direction of the Board of Trustees of the Trust, the Adviser will: (a) act in conformity with, and comply with the requirements of, the Trust’s Declaration of Trust and the Trust’s Bylaws, copies of which the Adviser acknowledges it has received as of the effective date of this Agreement, and the 1940 Act and the Advisers Act; (b) manage the Fund’s portfolio and furnish a continual investment program for the Fund in accordance with such Fund’s investment objective and policies as described in the Fund’s Prospectus; (c) make investment decisions for the Fund; (d) provide the Fund with investment research and statistical data, advice and supervision, data processing and clerical services; (e) provide the Trust with access to certain office facilities, which may be the Adviser’s own offices; (f) determine what securities shall be purchased for the Fund; what securities shall be held or sold by the Fund, and determine what portion of the Fund’s assets shall be held uninvested; (g) review asset allocations and investment policies with the Board of Trustees of the Trust every quarter as reasonably requested by the Trust; and (h) advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board of Trustees of the Trust and its committees with respect to the foregoing matters and the conduct of the business of the Fund. In addition, the Adviser will furnish the Trust with whatever statistical information the Trust may reasonably request with respect to the securities that the Portfolios may hold or contemplate purchasing. The appointment of Sub-Advisors shall be subject to approval by the Board of Trustees of the Trust and, to the extent required by the 1940 Act or any other law or regulation, approval of the shareholders of the Trust.

The Adviser will keep the Trust informed of developments materially affecting the Fund’s portfolio, and will, on its own initiative, furnish the Trust from time to time with whatever information the Adviser believes is appropriate for this purpose.

(4)           The Adviser shall render regular reports to the Fund, at regular meetings of the Trustees.

(5)           The Adviser shall comply and to the extent the Adviser takes or is required to take action on behalf of the Fund hereunder shall cause the Fund to comply with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and codes of ethics, as well as all investment objectives, policies, restrictions and procedures adopted by the Fund and the Fund’s Registration Statement and the Trust’s Declaration of Trust and Bylaws, copies of which the Adviser acknowledges it has received as of the effective date of this Agreement.

B.  Provision of Information Necessary for Preparation of Securities Registration Statements, Amendments and Other Materials.

(1)           The Adviser will make available and provide financial, accounting and statistical information concerning the Adviser required by the Fund in the preparation of registration statements, reports and other documents required by Federal and state securities laws, and such other information as the Fund may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the distribution of the Fund’s shares.

(2)           The Trust agrees to provide to the Adviser copies of the Trust’s Declaration of Trust and Bylaws as of the effective date of this Agreement and any amendments to those documents as soon as practicable after their effectiveness.

C.            Other Obligations and Services.

(l)            The Adviser will make available its officers and employees to the Trustees and officers of the Fund for consultation and discussions regarding the administration and management of the Fund and its investment activities.

(2)           The Adviser will adopt a written code of ethics complying with the requirements of Rule 204A-1 under the Advisers Act and of Rule 17j-1 under the 1940 Act, and will provide the Fund with a copy of the code of ethics and evidence of its adoption. Within forty-five (45) days of the end of the last calendar quarter of each year while this Agreement is in effect, or at any other time as reasonably requested by the Board of Trustees, the President or a Vice President or other officer of the Adviser shall certify to the Fund that the Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Adviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Fund, the Adviser shall permit the Fund, its employees or its agents to examine the reports required to be made by the Adviser by Rule 17j-1(c)(2)(ii).

(3)           The Adviser will maintain and implement compliance policies and procedures that are reasonably designed to ensure its compliance with Rule 206(4)-7 of the Advisers Act and to prevent violations of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act).  The Adviser also will provide the Fund’s Chief Compliance Officer with periodic reports regarding the Adviser’s compliance with the Federal Securities Laws and the Adviser’s compliance policies and procedures as reasonably requested, which may include, from time to time, a copy and/or summary of such compliance policies and procedures, and a report of the annual review determining the effectiveness of such compliance policies and procedures.

(4)           The Adviser will vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time in accordance with such policies as shall be determined by the Adviser, and reviewed and approved by the Board of Trustees.

3.             Execution and Allocation of Portfolio Brokerage Commissions. The Adviser, subject to and in accordance with any written directions the Fund may issue from time to time, shall place, in the name of the Fund, orders for the execution of the Fund’s portfolio transactions, and for the selection of the markets in which the transactions will be executed. When placing such orders, the obligation of the Adviser shall be to use its commercially reasonable efforts to obtain the best net price and execution for the Trust but this requirement shall not be deemed to obligate the Adviser to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied. The Adviser will render regular reports to the Fund of the total brokerage business placed on behalf of the Fund by the Adviser and the manner in which such brokerage business has been allocated.

Subject to the appropriate policies and procedures approved by the Board of Trustees, the Adviser may, to the extent authorized by Section 28(e) of the 1934 Act, cause the Fund to pay a broker or dealer that provides brokerage or research services to the Adviser or the Fund an amount of commission for effecting a Fund transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided in terms of that particular transaction or the Adviser’s overall responsibilities to the Fund or its other investment advisory clients.  To the extent authorized by said Section 28(e) and the Board of Trustees, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

All transactions will be consummated by payment to or delivery by the custodian designated by the Trust (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Fund, and the Adviser shall not have possession or custody thereof.  The Adviser shall advise the Custodian or any other designated agent of the Fund of all investment orders for the Fund Account placed by it with brokers and dealers.

4.             Expenses of the Fund. It is understood that the Fund will pay all its expenses other than those expressly assumed by the Adviser, which expenses payable by the Fund shall include:

A.                                   Fees of the Adviser;

B.                                     Expenses of all audits by independent public accountants;

C.                                     Expenses of administrator, transfer agent, pricing services, bookkeeping services, registrar, dividend disbursing agent and shareholder record keeping services (including reasonable fees and expenses payable to the Adviser, or an affiliate of the Adviser, for such services);

D.                                    Expenses of custodial services;

E.                                      Expenses of obtaining quotations for calculating the value of the Fund’s net assets;

F.                                      Salaries and other compensation of any of its executive officers and employees who are not officers, directors, stockholders or employees of the Adviser or any of its affiliates;

G.                                     Taxes levied against the Fund and the expenses of preparing tax returns and reports;

H.                                    Brokerage fees and commissions in connection with the purchase and sale of portfolio securities for the Fund;

I.                                         Expenses associated with any offering (subject to any written agreement by the Adviser or an affiliate of the Adviser to reimburse any portion of such expenses);

J.                                        Costs, including the interest expense, of borrowing money;

K.                                    Costs and/or fees incident to Trustee and shareholder meetings of the Fund, the preparation and mailings of proxy material, prospectuses and reports of the Fund to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Fund’s legal existence, membership dues and fees of investment company industry trade associations, the listing (and maintenance of such listing) of the Fund’s shares on stock exchanges, and the registration of shares with Federal and state securities authorities;

L.                                      Legal fees and expenses (including reasonable fees for legal services rendered by the Adviser or its affiliates), including the legal fees related to the registration and continued qualification of the Fund’s shares for sale;

M.                                 Costs of printing stock certificates representing shares of the Fund, if any;

N.                                    Trustees’ fees and expenses of Trustees who are not directors, officers, employees or stockholders of the Adviser or any of its affiliates;

O.                                    Fees for the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums; and

P.                                      Fees payable to Federal and state authorities in connection with the registration of the Fund’s shares.

Q.                                    Nonrecurring and extraordinary expenses, such as indemnification payments or damages awarded in   litigation or settlements made.

5.                                       Representations.

A.                                   The Fund makes the following representations to the Adviser:

(1)           The Fund is a series of the Trust that is duly registered as an open-end investment company under the 1940 Act.

(2)           The execution, delivery and performance by the Fund of this Agreement are within the Fund’s powers and have been duly authorized by all necessary action on the part of its Board of Trustees, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Fund for the execution, delivery and performance by the Fund of this Agreement.

(3)           The execution, delivery and performance by the Fund of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Fund’s Declaration of Trust, or (iii) any agreement, judgment, injunction, order decree or other instrument binding upon the Fund.

(4)           This Agreement is a valid and binding agreement of the Fund, enforceable against it in accordance with the terms hereof.

B.                                     The Adviser makes the following representations to the Fund:

(1)           The Adviser is a United Kingdom corporation duly registered as an investment adviser under the Advisers Act.

(2)           The Adviser will discharge its duties as investment adviser to the Fund in accordance with the applicable provisions of the 1940 Act and the Advisers Act and of the rules and regulations thereunder.

(3)           The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its shareholders, and Board of Directors and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement.

(4)           The execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s certificate of incorporation or by-laws, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser.

(5)           This Agreement is a valid and binding agreement of the Adviser, enforceable against it in accordance with the terms hereof.

6.                                       Activities and Affiliates of the Adviser.

A.            The services of the Adviser to the Fund hereunder are not to be deemed exclusive, and the Adviser and any of its affiliates shall be free to render similar services to others. The Adviser shall use the same skill and care in the management of the Fund’s assets as it uses in the administration of other accounts to which it provides asset management, consulting and portfolio manager selection services, but shall not be obligated to give the Fund more favorable or preferential treatment vis-a-vis its other clients.

B.            Subject to, and in accordance with, the Declaration of Fund and By-Laws of the Fund and to Section 10(a) of the 1940 Act, it is understood that Trustees, officers, agents and shareholders of the Fund are or may be interested in the Adviser or its affiliates as directors, officers, agents or stockholders of the Adviser or its affiliates; that directors, officers, agents and stockholders of the Adviser or its affiliates are or may be interested in the Fund as Trustees, officers, agents, shareholders or otherwise; that the Adviser or its affiliates may be interested in the Fund as shareholders or otherwise; and that the effect of any such interests shall be governed by said Declaration of Fund, By-Laws and the 1940 Act.

7.             Fees for Services: Compensation of Adviser. The compensation of the Adviser for its services under this Agreement shall be calculated and paid by the Fund in accordance with the attached Exhibit A.

8.                                       Liabilities of the Adviser.

A.            In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

B.            No provision of this Agreement shall be construed to protect any Trustee or officer of the Fund, or the Adviser, from liability in violation of Sections 17(h) and (i) of the 1940 Act.

C.            The Trust shall indemnify the Adviser or any of its directors, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (“Losses”) as they are incurred by the Adviser by reason of or arising out of any act or omission by the Trust under this Agreement, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser.

D.            The Adviser shall indemnify the Trust or any of its directors, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) (“Losses”) as they are incurred by the Trust by reason of or arising out of any act or omission by the Adviser under this Agreement, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Trust.

9.                                       Renewal and Termination.

A.            This Agreement shall continue in effect for two years from the date of this Agreement and shall continue from year to year thereafter provided such continuance is specifically approved at least annually by (i) the Fund’s Board of Trustees or (ii) a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement (“Independent Trustees”), by vote cast in person at a meeting called for the purpose of voting on such approval. The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the Rules and Regulations thereunder.

B.            This Agreement:

(a)                                  may at any time be terminated without the payment of any penalty either by vote of the Trustees of the Fund, including a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Adviser;

(b)                                 shall immediately terminate in the event of its assignment (as that term is defined in the 1940 Act); and

(c)                                  may be terminated by the Adviser on sixty (60) days’ written notice to the Fund.

C.                                     Any notice under this Agreement shall be given in writing addressed and delivered or mailed postpaid, to the other party to this Agreement at its principal place of business.

10.           Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

11.           Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware, without regard to the conflict of laws provisions of that state.

12.           Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to this Agreement and its Declaration of Fund or By-Laws, or any applicable statutory or regulatory requirements to which it is subject or by which it is bound, or to relieve or deprive the Trustees of their responsibility for and control of the conduct of the affairs of the Fund.

13. Entire Agreement.  This Agreement contains the entire understanding and agreement of the parties.

14. Amendment. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the vote of the majority of the outstanding voting securities of the Fund.

15. Headings.  The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

16. Force Majeure.  The Adviser shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Adviser shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

17. Records.  The records relating to the services provided under this Agreement shall be the property of the Fund and shall be under its control; however, the Fund shall furnish to the Adviser such records and permit it to retain such records (either in original or in duplicate form) as it shall reasonably require in order to carry out its duties.  In the event of the termination of this Agreement, such records shall promptly be returned to the Fund by the Adviser free from any claim or retention of rights therein, provided that the Adviser may retain copies of any such records that are required by law.  The Adviser shall keep confidential any information obtained in connection with its duties hereunder and disclose such information only if the Fund has authorized such disclosure or if such disclosure is expressly required or lawfully requested by applicable Federal or state regulatory authorities or any other competent regulatory authority.

18.           Notice/Separate Funds.  A copy of the Agreement and Declaration of Trust is on file with the Secretary of the State of Delaware and notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the relevant Fund.  Each Fund will be regarded for all purposes hereunder as a separate party apart from each other Fund.  Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to a Trust is deemed to relate solely to the particular Fund to which such transaction relates.  Under no circumstances will the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund.  The use of this single document to memorialize the separate agreement as to each Fund is understood to be for clerical convenience only and will not constitute any basis for joining the other Funds for any reason.

19.           Counterparts.  This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the day and year first written above.

Kotak Mahindra (UK) Ltd., a United Kingdom corporation	Financial Investors Trust, a Delaware statuary trust, on behalf of the Kotak India Multi-cap Fund

By:
By:
Name:	Name:
Title:	Title:

EXHIBIT A

ADVISORY FEE

For the investment advisory and management services provided to the Fund pursuant to Section 2(A) of this Agreement, the Fund will pay to the Adviser, on or before the 10th day of each calendar month, a fee calculated and accrued daily and payable monthly by the Fund for the previous calendar month at the annual rate of 1.25% of the Fund’s average daily net assets.

The fees shall be pro rated for any month during which this Agreement is in effect for only a portion of the month.